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                                                                    EXHIBIT 8.01


                          [SIDLEY & AUSTIN LETTERHEAD]




                                December 21, 1998



ProFutures, Inc.
General Partner of
ProFutures Long/Short Growth Fund, L.P.
11612 Bee Cave Road
Suite 100
Austin, Texas 78733

              Re:  Amendment No.1 to the Registration Statement on Form S-1

Dear Sir or Madam:

         We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (Reg. No. 333-63129) filed with the Securities and Exchange Commission on or about September 10, 1998 (the "Registration Statement"), and Amendment No. 1 Thereto filed with the Commission on or about December 22, 1998 relating to Units of Limited Partnership Interest ("Units") of ProFutures Long/Short Growth Fund, L.P., formerly, ProFutures Bull & Bear Fund, L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

                  We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement and confirm that it accurately summarizes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

                                     Very truly yours,



                                     SIDLEY & AUSTIN